Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NTELOS Holdings Corp.:

We consent to the use of our reports dated February 26, 2010 with respect to the consolidated balance sheets of NTELOS Holdings Corp. as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

/s/KPMG LLP

Richmond, Virginia

May 6, 2010